UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Oportun Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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My name is Neil Williams and I am the Lead Independent Director at Oportun Financial Corporation.

At our upcoming Annual Meeting of Stockholders, one of Oportun’s stockholders, Findell Capital, is seeking to remove our CEO, Raul Vazquez, from the Board of Directors. Findell seeks to replace Raul on the Board with an individual who we believe is substantially less qualified and lacks Raul’s institutional knowledge and experience with Oportun. Earlier this year, the Board conducted a comprehensive review of Raul’s performance — as we do every year — and unanimously concluded that Raul is the right person to lead the Company forward. Removing him from the Board would leave Oportun without a seasoned leader and risk destabilizing the Company at a critical time.

I joined the Board in 2017, at a time when the Board’s focus was on capitalizing on favorable economic conditions to accelerate the Company’s growth. The Board recognized an opportunity to deepen and extend our relationship with our customers and, in doing so, increase long-term stockholder value.

Together with management, we developed and executed a plan to expand the Company’s offerings to include credit cards, secured personal loans, and tools for savings, budgeting and investing, while also expanding our personal loan portfolio and its regional footprint. That strategy initially resulted in significant growth and improved credit metrics until the economic environment changed dramatically beginning in early 2022. At that point, it became clear that our growth-focused approach was no longer viable.

Findell would like stockholders to believe that the Board was unresponsive to the challenges the Company faced and only took action after being prompted by Findell and its designees.

Nothing could be further from the truth.

For more information, visit VoteForOportun.com

When conditions changed, the Board did what responsible fiduciaries are expected to do: we acted decisively with management to put the Company on a better path. In February 2023 — nearly two months before we were even aware that Findell was a stockholder — we announced a detailed plan to reduce expenses and streamline operations. Over the next two years, we:

•	Executed multiple reductions in force;

•	Eliminated expenses across the organization;

•	Initiated a strategic review process for our credit card portfolio that eventually resulted in its sale; and

•	Discontinued several non-core businesses.

Since we took these actions, our team has been executing well and delivering on our commitments. We have driven $240 million in cost savings since mid-2022, and over the last two quarters Oportun returned to GAAP profitability.

We also focused on tightening our credit standards in light of the new environment. Our credit tightening actions have been effective in improving the quality of our loan portfolio, as evidenced by the $439 million asset-backed securitization transaction we executed earlier this month, featuring our first class of notes rated AAA. At a 5.67% average yield, this pricing was 128 basis points lower than our January ABS financing, under arguably a more uncertain macroeconomic backdrop.

All of these actions were initiated before we added two individuals identified by Findell to the Board, and were part of a plan to reposition the Company we had developed independently of Findell.

It is no coincidence that our longer-serving directors were able to develop and oversee a plan to transform Oportun. These individuals are exceptionally talented and deeply committed to the Company, each bringing complementary and relevant skills to the Board. Their expertise is aligned with the needs of our business and forms a strong foundation for effective oversight.

Our Longer-serving Directors

JO ANN BAREFOOT is experienced in consumer finance regulation. Her background as former Deputy Comptroller of the Currency, as well as her experience serving on the Consumer Advisory Board of the Consumer Financial Protection Bureau, gives her critical insight into some of the Company’s most significant risks and opportunities. Since joining the Board in 2016, her background and expertise have been instrumental in navigating the regulatory landscape as we expanded our geographic footprint and evolved our business model.

As the former President and COO of Khan Academy, GINNY LEE has experience driving growth and operational excellence at a mission-driven, technology-focused organization. In addition, she spent more than 17 years at Intuit where she held multiple senior executive operational and technical roles, including Chief Information Officer. In that role, she helped grow Intuit, now one of the world’s largest fintech companies.

As a former senior and managing partner at KPMG, LOUIS MIRAMONTES has advised hundreds of large public and private companies and their boards on audit, compliance and regulatory matters in the U.S. and Latin America. His expertise in public company financial reporting ensures strong oversight of the Company’s financial reporting processes and compliance.

SANDRA SMITH has a strong track record of building and scaling financial operations at leading technology companies. For example, she held senior financial roles at both public and venture-backed technology companies, including Twilio and Akamai Technologies, where she also led the investor relations program, enabling her to provide a valuable stockholder perspective in the boardroom. Her experience makes her an ideal Chair of our Audit Committee.

RAUL VAZQUEZ has served as Oportun’s CEO for more than a decade and has helped grow the Company’s loan portfolio from $100 million in 2012 to approximately $3 billion today. Under Raul’s leadership, Oportun grew loan originations from $243 million to $1.8 billion and expanded from 2 to 41 states. Before joining Oportun, he was a senior executive at Walmart.com and Walmart Inc., where he helped shape and scale the company’s multi-channel strategy and developed deep expertise in retail, operations and digital innovation — which prepared him well to lead a multi-channel, customer-centric business like Oportun.

Over the last 16 months, we have appointed four new independent directors to the Board — Mohit Daswani, Carlos Minetti, Scott Parker and Richard Tambor. In addition, over the last two years, four other directors have stepped down. Importantly, two of the newly appointed directors, Scott and Richard, were recommended by Findell.

Despite having a strong set of qualified directors, the Company’s 10-member Board was larger than our historical practice, and larger than the boards of many of our peers. We recognized that a smaller Board would be more in line with industry practice, increase focus and improve effectiveness, while also being consistent with feedback from stockholders, including Findell. Accordingly, to facilitate a reduction in Board size from 10 to eight directors, my colleague Scott and I are not standing for reelection at the upcoming Annual Meeting and will step down from the Board at that time.

As I approach the end of my tenure at Oportun, I am confident that the Company is in good hands and on the right path, as demonstrated by continually improving financial performance in 2024 and the first quarter of 2025. The Board has worked energetically with the management team to create value. While there is more work to do, I am proud of the progress we have made to reposition the business for long-term success.

Oportun’s transformation has occurred not because the Board was pushed reluctantly into action as Findell claims, but because the Board and management recognized the need for a different approach to address an evolving macroeconomic environment. We proactively set a new direction and have worked diligently to oversee its execution. The incumbent directors have driven that change, and, in my view, are best equipped to ensure Oportun’s momentum continues.

For these reasons, I strongly encourage you to vote FOR Oportun’s director nominees — Raul Vazquez and Carlos Minetti — by following the instructions on the GREEN proxy card or GREEN voting instruction form.

Sincerely,

Neil Williams

Vote the GREEN Proxy Card Today	To ensure Oportun’s progress continues, the Board urges stockholders to vote “FOR” both of Oportun’s nominees, and “WITHHOLD” on Findell’s candidate, using the enclosed GREEN proxy card ahead of the upcoming Annual Meeting.
For more information, visit VoteForOportun.com

Please vote on the GREEN proxy card “FOR” the Company’s two nominees,

and “WITHHOLD” on Findell’s candidate, using one of the following options:

Online – Follow the instructions set forth on the enclosed GREEN proxy card

Phone – Follow the instructions set forth on the enclosed GREEN proxy card

Mail – Mark, sign and date the enclosed GREEN proxy card and return it in the postage-paid envelope provided

Remember, please discard and do not sign any white Findell proxy card. If you have already voted using a white proxy card, you may cancel that vote simply by voting again using the Company’s GREEN proxy card or GREEN voting instruction form. Only your latest-dated vote will count!

If you have any questions about how to vote your shares, please call the firm assisting us with the solicitation of proxies
(877) 800-5195 (toll-free from the U.S. and Canada) +1 (412) 232-3651 (from other countries)

Cautionary Statement on Forward-Looking Statements

Certain statements in this communication are “forward-looking statements”. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this communication, including statements as to our future performance, financial position and our strategic initiatives, and the Annual Meeting, are forward-looking statements. These statements can be generally identified by terms such as “expect,” “plan,” “goal,” “target,” “anticipate,” “assume,” “predict,” “project,” “outlook,” “continue,” “due,” “may,” “believe,” “seek,” or “estimate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could.” These statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, financial trends and risks and uncertainties that we believe may affect our business, financial condition and results of operations. These risks and uncertainties include those risks described in our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K for the year ended December 31, 2024, as well as our subsequent filings with the SEC. These forward-looking statements speak only as of the date on which they are made and, except to the extent required by federal securities laws, we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

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